
                                                                                                                        Exhibit 99.1

                               SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Following is a summary of the unaudited pro forma results of AT&T as if the merger with TCI had closed effective January 1,
1998.  Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.
                                                                           Six Months Ended                Three Months Ended
                                                                            June 30, 1998                    March 31, 1998 1
Revenues                                                                       $29,193                           $14,440
Income from continuing operations                                                  266                             1,177
Income from continuing operations, available                                                                       1,271
  to AT&T common shareowners                                                       846
Income from continuing operations, available
  to Liberty Media Group shareowners                                              (580)                              (94)
Net Income                                                                       1,566                             1,187
Income available to AT&T Group shareowners                                       2,146                             1,281
Income available to Liberty Media Group
  Shareowners                                                                     (580)                              (94)
Weighted average AT&T common shares
  (millions)                                                                     3,140                             3,126
Weighted average AT&TT common shares and
  potential common shares (millions)                                             3,245                             3,234
Weighted average Liberty Media Group shares
  (millions)                                                                     1,190                             1,190
Basic earnings per AT&T common share:
  Income from continuing operations                                             $ 0.27                            $ 0.41
  Total income                                                                  $ 0.68                            $ 0.41
Diluted earnings per AT&T common share:
  Income from continuing operations                                             $ 0.26                            $ 0.39
  Total income                                                                  $ 0.66                            $ 0.40
Basic earnings per Liberty Media Group share                                    $(0.49)                           $(0.08)
Diluted earnings per Liberty Media Group
  Share                                                                         $(0.49)                           $(0.08)

1 Liberty Media Group tracking stock was split on a two-for-one basis, payable June 11, 1999.  The amounts herein are presented on a post-split basis.

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